Exhibit 99.1

Contacts:
Media	Investors
Anne McCarthy	Gary Kohn
+1-720-332-4752	+1-720-332-8276
anne.mccarthy@westernunion.com	gary.kohn@westernunion.com

Western Union Reports Fourth Quarter and Full Year Results

- $1.25 Billion of Cash Flow from Operations in 2008 -

Englewood, Colo., Feb. 5, 2009 – The Western Union Company (NYSE: WU), a leader in the money transfer industry, today reported financial results for the fourth quarter and full year.

Highlights for the fourth quarter included:

•	Global consolidated revenue of $1.3 billion, a decrease of 1%; or flat year-over-year euro adjusted

•	EPS of $0.34, up 6% compared to last year’s fourth quarter

•	EPS of $0.37, an increase of 16% excluding fourth quarter restructuring expense

•	Operating income margin of 26%; or 28% excluding fourth quarter restructuring

•	Net income of $240 million, a decrease of 2%; or an increase of 7% excluding fourth quarter restructuring

Highlights for the full year included:

•	Global consolidated revenue of $5.3 billion, an increase of 8%; or 6% euro adjusted

•	Cash provided by operating activities of $1.25 billion

•	EPS of $1.24, an increase of 12%

•	EPS of $1.31, an increase of 16% excluding restructuring expenses and 2007 accelerated stock compensation charges

•	Operating income margin of 26%; or 27% excluding restructuring expenses

•	Net income of $919 million, an increase of 7%; or 11% excluding restructuring expense and 2007 accelerated stock compensation charges

•	Grew agent locations to 375,000 at year end

Western Union President and Chief Executive Officer Christina Gold stated, “In 2008 we gained market share and handled $67 billion of cross border remitted principal, 17% more than last year. This was a key driver of our financial performance which included earnings per share and cash flow in line with our guidance. Our revenue performance in the quarter, however, was adversely affected by softening demand for money transfers and bill payments in light of the global economy.

“In 2009, we are confident in our market position. Western Union is the premier brand in the industry with a strong and proven business model, unmatched distribution, and considerable financial strength. In fact, we had more than $1 billion in cash on hand at year end and expect to generate cash flow from operations in excess of $1.1 billion in 2009. We will ensure that we maintain liquidity while using this cash to invest in market share initiatives, strategic acquisitions and to return capital to shareholders. I am confident that we will emerge from these unprecedented times with an even stronger competitive position that will result in creating value for shareholders over the long run.”

Consolidated Results

In the fourth quarter revenue was $1.3 billion, down 1%, or flat euro adjusted. Operating income, which included $33 million of restructuring expenses, was $334 million down 8%. Excluding the restructuring expenses in the quarter, operating income increased 1%. Fourth quarter operating income margin was 26%, or 28% excluding restructuring expenses, compared to 28% in last year’s fourth quarter. The euro translation decreased revenue $13 million and contributed $6 million to operating income.

The tax rate for the quarter was 21.5% or 22.8% excluding restructuring expenses and benefited from the favorable resolution of certain U.S. tax matters. The tax rate was 27.4% in last year’s fourth quarter.

Full-year revenue was $5.3 billion, up 8%, or 6% euro adjusted. Operating income, which included $83 million of restructuring expenses, was $1.36 billion up 2%. Excluding 2008 restructuring expenses and the $22 million accelerated stock compensation charge in 2007, operating income increased 7%. Operating income margin was 26% for 2008, or 27% excluding the restructuring expenses compared to 27% in 2007 on both a GAAP basis and excluding the stock compensation charge. The euro translation contributed $82 million to revenue and $19 million to operating income.

The tax rate for the year was 25.8% or 26.6% excluding the 2008 restructuring charges compared to 2007’s tax rate of 29.9% on both a GAAP basis and excluding the stock compensation charge.

Capital Deployment and Liquidity

Western Union’s cash flow from operations of $1.25 billion less capital expenditures of $154 million equaled 120% of net income. In 2008, the company repurchased 58 million shares for $1.3 billion and paid a dividend of $28 million.

Cash on hand at year end was $1.3 billion. Outstanding debt at year end was $3.1 billion, of which $500 million comes due in December 2009, $1 billion is due in 2011, $1 billion is due in 2016, and the last $500 million is due in 2036.

The company has in place a commercial paper program that is fully backed by a $1.5 billion revolving credit facility that expires in 2012. Included in the outstanding debt at year end was $100 million of commercial paper.

Consumer-to-Consumer (C2C) Results

The consumer-to-consumer segment, representing 85% of Western Union revenue, posted revenue of $1.1 billion in the fourth quarter, a decrease of 1%, or flat euro adjusted, on transaction growth of 9%. Operating income grew 4% on an operating income margin that improved to 29% for the period from 27% in fourth quarter 2007.

Full-year revenue grew 9%, or 7% euro adjusted and transactions grew 12%. Operating income grew 13% or 11% when excluding the 2007 stock compensation charge. Operating income margin was 27%, compared to last year’s 26% or 27% excluding the stock compensation charge.

Segment revenue was impacted by the worsening global economic environment and its effect on Western Union customers. Fourth quarter transaction growth slowed sequentially from the third quarter and the amount of money consumers remitted per transaction declined year-over-year resulting in less transaction fee and foreign exchange revenue.

The difference between revenue and transaction growth rates for C2C, particularly within the international C2C business and the international transactions that originate outside of the U. S., widened in the quarter. Four factors contributed to the difference in growth rates: currency translation, geographic mix, product mix between intra and cross border transfers, and pricing. In the fourth quarter, currency translation was the largest contributor to the total C2C difference totaling 4 percentage points of the 10% difference. In the third quarter, currency helped narrow the difference between C2C transactions and revenue growth rates by 3 percentage points. The impact from geographic mix, product mix, and pricing reductions were consistent with the three previous quarters. Pricing decreases totaled 1% of consolidated revenue in 2008, compared with 3% in 2007.

The international portion of C2C grew revenue 1% and transactions 12%. A subset of the international business, those transactions that originate outside of the United States posted revenue and transaction growth of 2% and 18%, respectively in the quarter, and 18% and 25% for the full year. This subset contributed 55% of full-year consolidated revenue.

EMEASA C2C

The Europe, Middle East, Africa and South Asia (EMEASA) region, which represents 44% of Western Union revenue, experienced fourth quarter revenue growth of 1% on transaction growth of 16%. Full-year revenue and transactions grew 16% and 23%, respectively. Operating margin for the year improved to 28% from 27% excluding the stock compensation charge (26% GAAP) last year.

Within EMEASA, the Gulf States performance was strong despite falling oil prices. India’s performance contributed to the region’s results with revenue growth of 29% and transaction growth of 50% in the quarter. The relative strength in these key markets was more than offset by slower growth throughout Europe.

Americas C2C

The Americas region, which represents one-third of Western Union revenue, reported a revenue decline of 5% compared to last year’s fourth quarter while transactions were flat. Full-year revenue declined 1% on transaction growth of 2%. Operating margin was 27% for 2008 compared to 28% on a GAAP basis and excluding the 2007 stock compensation charge. Results in this region continue to be impacted by the challenging U.S. economy. The domestic money transfer business saw revenue decline 5% in the quarter, and 6% in 2008. Domestic transactions declined 4% for the quarter and 3% for the full-year.

The Mexico business posted revenue and transaction declines in the quarter of 10% and 3%, respectively. For the full year, revenue was down 2% and transactions declined 1%. Mexico pricing remained stable throughout 2008 and Western Union continues to outpace the market as reported by Banco de Mexico.

The fourth quarter revenue decline in Mexico was larger than expected. In October, the value of the Mexican peso decreased dramatically against the value of the U.S. dollar. This change prompted a spike in transactions, as U.S. senders moved to take advantage of the more favorable exchange rates. However, because the devaluation of the peso was so sudden, Western Union needed to acquire pesos temporarily at less favorable rates in order to meet the demand for immediate payment in Mexico. This unusual occurrence, which was primarily attributable to Vigo transactions, impacted Mexico revenue growth by nearly 500 basis points.

APAC C2C

The Asia Pacific (APAC) region, which represents 7% of Western Union revenue, delivered 7% revenue growth and 30% transaction growth in the fourth quarter and revenue and transaction growth of 22% and 27%, respectively, for the year. Operating margin for the year improved to 25% from 21% excluding the 2007 stock compensation charge (20% GAAP) last year. In the quarter, China revenue declined 8% on transaction growth of 3%. Impacting China results is the decline in activity from the entrepreneurs that typically make high revenue transactions.

Also in the APAC region, the Philippines full-year performance remained strong, and is outpacing the 15% inbound remittance market growth as reported by the Central Bank of the Philippines reported for the first 11 months of 2008.

Consumer-to-Business (C2B) Results

The consumer-to-business segment represents 13% of Western Union’s revenue. Revenue for the quarter was $174 million, down 5% from a year ago. Operating income was down 16% with an operating margin of 27% compared to 30% in the fourth quarter 2007. Full-year results included revenue of $720 million which was flat year-over-year. Operating income declined 11% or 12% excluding the 2007 stock compensation charge. Full-year operating margin was 28% compared to 2007’s operating margin of 31% on a GAAP basis and excluding the stock compensation charge.

This segment, which derives nearly 90% of its revenue in the U.S., continues to have its revenue and margin impacted by a decline in U.S. bill payment transactions as many American consumers who are likely to use this service are currently unable to pay their bills and unable to obtain new credit.

Focusing on international C2B expansion, Western Union is extending its South American presence and has launched bill payment services in Peru and Panama.

Recent Events

Key agent signings include:

•	New relationships with Halyk Bank in Kazakhstan, the Denmark Post, and PayPoint in the U.K. now a direct agent

•	Adding to its strong portfolio of check cashers and grocery stores in the U.S., Western Union signed a deal with Check into Cash covering more than 1,000 locations and a renewal with A&P Stores

•	A new internet banking money transfer deal with one of Austria’s largest bank, Raiffeisen Zentralbank, extending Western Union’s reach through new distribution channels

•	Renewals with the Belgium Post; the India Post; the New Zealand Post; City Forex in New Zealand, Fiji, Australia; and Exchange & Finance in Fiji

Western Union recently announced another mobile relationship. Together with Vodafone, Western Union will pilot a cross-border mobile money transfer service between the U.K. and Kenya. The service will enable customers to send cross-border remittances from select locations directly to mobile subscribers in Kenya generally in minutes, and the partnership adds to relationships Western Union already has with Orascom Telecom, Bharti Airtel, Globe Telecom, Smart Communications and the GSM Association.

Western Union is in the process of finalizing an acquisition of one of its largest international agents. The acquisition is an essential step in Western Union’s strategy of accelerating C2C growth and profitability. Acquiring this agent positions Western Union better to benefit from the upcoming adoption of the Payment Services Directive throughout the European Union. The acquisition will allow Western Union to work directly with the sub-agents, directly manage the brand and operations, and to operate more cost efficiently. The details of this acquisition are expected to be announced later this month, pending regulatory approval. For 2009, this acquisition will have no revenue effect but will impact operating margin by nearly 40 basis points, with $0.02 dilution to earnings per share.

Outlook

Western Union anticipates that the global money transfer market will grow slower in 2009 compared to 2008. The revenue outlook reflects Western Union C2C transaction growth in the mid- to high-single digits and for principal per transaction to decline. Price decreases are expected to be consistent with 2008 at approximately 1% of consolidated revenue.

The expectation for C2B, which is primarily a U.S. business, is for the fourth quarter 2008 revenue and profit trends to continue into 2009 as the U.S. economic conditions are not likely to improve in the near term.

Management is providing the following 2009 outlook which includes wider revenue and earnings per share (EPS) ranges due to market conditions across Western Union’s 15,000 corridors:

•	Constant currency revenue to be down 2% to 5%

•	GAAP revenue to be down 5% to 8%

•	Constant currency EPS of $1.16 to $1.26, including the $0.02 dilution from the pending agent acquisition

•	GAAP EPS of $1.18 to $1.28, including the $0.02 dilution from the pending agent acquisition

•	Cash flow from operations to exceed $1.1 billion

Other assumptions for the earnings per share range include:

•	Net other expenses of approximately $150 million compared to $116 million in 2008. The $0.03 per share increase is a result of a lower interest income projection for 2009

•	A tax rate of approximately 26%

•	Stock repurchases of $400 million

Gold commented on the outlook, “The long-term drivers of the money transfer market, notably migration and remitted principal, remain very healthy and Western Union has never been better positioned to capitalize on the opportunity. To that point, our global business model generates cash in excess of net income and we’ll use this competitive advantage to grow our core business and pursue other opportunities that create long-term value. At the same time, we will focus on improving operating efficiencies so that as market conditions improve, we will reaccelerate growth and maximize our profitability.”

Currency

The company transacts more business in the Euro than in any other foreign currency, but as the international business continues to grow the amount of business done in other currencies will become more significant. As a result, the company will communicate revenue and EPS on a constant currency basis rather than reporting revenue and operating profit on a euro-adjusted basis as done previously. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of foreign currency hedges, which would not have occurred if there had been a constant currency rate. The results also exclude the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges. On a constant currency basis, 2008 full-year revenue growth was 6% and fourth quarter 2008 revenue growth was 2%. The benefit to 2008 operating income from using a constant currency basis was offset by derivative losses, so there was no EPS benefit or impact from foreign currency fluctuations.

Restructuring Expenses

Western Union incurred $33 million in restructuring expenses in the fourth quarter from the actions previously announced as well as from an additional reduction in workforce during November for a total of $83 million in 2008. In the quarter, $20 million was included in cost of services and $13 million was included in selling, general and administrative expense. For the year, $63 million was included in cost of services and $20 million was included in selling, general and administrative expense. The restructuring expenses were not included in the operating segments results.

These initiatives delivered cost savings of $10 million in 2008 and the company expects more than $40 million in savings annually in 2009 and beyond.

Restructuring expenses include expenses related to severance, outplacement and other employee-related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation and amortization.

Non-GAAP Measures

Western Union’s management presents revenue growth euro adjusted and constant currency adjusted; earnings per share and earnings per share growth excluding 2008 restructuring expenses and 2007 stock compensation charge; operating income growth and margin excluding 2008 restructuring expenses and 2007 stock compensation charge; segment operating margin and segment operating income growth excluding the 2007 stock compensation charge; net income growth excluding 2008 restructuring expenses and 2007 stock compensation charge; 2007 tax rate excluding 2007 accelerated stock compensation charge and 2008 tax rate excluding 2008 restructuring expenses; and 2009 constant currency revenue and earnings per share guidance. The 2007 stock compensation charge was a $22 million non-cash accelerated SFAS 123R stock compensation vesting charge as a result of the change of control that occurred when an affiliate of Kohlberg, Kravis, Roberts & Co. acquired First Data Corporation on September 24, 2007. All of these non-GAAP measures are presented because management believes they provide more meaningful information.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Investor and Analyst Conference Call and Slide Presentation

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast including slides, at 8:30 a.m. Eastern Time today. Joining Christina Gold on the conference call will be Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 800-901-5248 (U.S.) or +1-617-786-4512 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 61237595.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor . Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through February 12, 2009 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 87033579. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance”, “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed under “Risk Factors” included within the Annual Report on Form 10-K for the year ended December 31, 2007. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents, or the value of, or our ability to recover our investments; changes in immigration laws, patterns and other factors related to immigrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing; our ability to attract and retain qualified key employees and to manage our workforce successfully; changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide; growth in the money transfer market and other markets in which we operate at rates significantly different than recent levels; failure to implement agent contracts according to schedule; our ability to maintain our agent network and biller relationships under terms consistent with or more advantageous to us than those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents and consumers or non performance of our financial services providers and insurance carriers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax jurisdictions; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other nonbank money transfer services providers, including telecommunications providers, card associations and card-based payment providers; our ability to grow our core businesses; our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; our ability to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation, including resolution of certain ongoing matters; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; cessation of various services provided to us by third-party vendors; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta and Vigo, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 375,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

WU-G, WU-F

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Revenues:
Transaction fees	$1,040.1	$1,058.6	(2)%	$4,240.8	$3,989.8	6%
Foreign exchange revenue	215.3	215.7	0%	896.3	771.3	16%
Commission and other revenues	36.2	34.8	4%	144.9	139.1	4%

Total revenues	1,291.6	1,309.1	(1)%	5,282.0	4,900.2	8%
Expenses:
Cost of services (a) (b)	749.4	752.7	0%	3,093.0	2,808.4	10%
Selling, general and administrative (a) (b)	207.9	191.8	8%	834.0	769.8	8%

Total expenses	957.3	944.5	1%	3,927.0	3,578.2	10%

Operating income	334.3	364.6	(8)%	1,355.0	1,322.0	2%
Other (expense)/income:
Interest income	6.1	20.5	(70)%	45.2	79.4	(43)%
Interest expense	(42.5)	(47.1)	(10)%	(171.2)	(189.0)	(9)%
Derivative gains/(losses), net	3.1	3.2	(c )	(6.9)	8.3	(c )
Other income/(expense), net	4.2	(6.0)	(c )	16.6	1.7	(c )

Total other expense, net	(29.1)	(29.4)	(1)%	(116.3)	(99.6)	17%

Income before income taxes	305.2	335.2	(9)%	1,238.7	1,222.4	1%
Provision for income taxes	65.6	91.9	(29)%	319.7	365.1	(12)%

Net income	$239.6	$243.3	(2)%	$919.0	$857.3	7%

Earnings per share:
Basic	$0.34	$0.32		$1.26	$1.13	12%
Diluted	$0.34	$0.32		$1.24	$1.11	12%
Weighted-average shares outstanding:
Basic	712.5	749.5		730.1	760.2
Diluted	713.8	761.7		738.2	772.9

(a)	In 2008, cost of services and selling, general and administrative expenses include restructuring and related expenses of $19.8 million and $12.8 million for the three months ended December 31, 2008, respectively, and $62.8 million and $20.1 million in restructuring and related expenses for the year ended December 31, 2008, respectively.

(b)	In 2007, cost of services and selling, general and administrative expenses include a non-cash charge in accordance with SFAS No. 123R resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data of $8.0 million and $14.3 million for the year ended December 31, 2007, respectively. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of Kohlberg, Kravis, Roberts & Co. acquired First Data, Western Union’s former parent company, on September 24, 2007.

(c)	Calculation not meaningful

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents (a)	$1,295.6	$1,793.1
Settlement assets	1,207.5	1,319.2
Property and equipment, net of accumulated depreciation of $284.0 and $251.5, respectively	192.3	200.3
Goodwill	1,674.2	1,639.5
Other intangible assets, net of accumulated amortization of $276.5 and $236.8, respectively	350.6	334.1
Other assets (b)	858.1	498.0

Total assets	$5,578.3	$5,784.2

Liabilities and Stockholders’ (Deficiency)/Equity
Liabilities:
Accounts payable and accrued liabilities	$385.7	$350.1
Settlement obligations	1,207.5	1,319.2
Income taxes payable	381.6	279.7
Deferred tax liability, net	270.1	263.6
Borrowings	3,143.5	3,338.0
Other liabilities	198.0	182.9

Total liabilities	5,586.4	5,733.5
Stockholders’ (deficiency)/equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 709.6 shares and 749.8 shares, respectively, issued and outstanding	7.1	7.5
Capital deficiency	(14.4)	(341.1)
Retained earnings	29.2	453.1
Accumulated other comprehensive loss	(30.0)	(68.8)

Total stockholders’ (deficiency)/equity	(8.1)	50.7

Total liabilities and stockholders’ (deficiency)/equity	$5,578.3	$5,784.2

(a)	Includes $697.7 million held by United States entities and $597.9 million held by entities outside of the United States.

(b)	Included in other assets is $298.1 million due from the Reserve International Liquidity Fund, Ltd., $193.6 million of cash was received on January 30, 2009 from the Reserve International Liquidity Fund, Ltd.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$919.0	$857.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61.7	49.1
Amortization	82.3	74.8
Deferred income tax provision	15.9	4.2
Stock compensation expense	26.3	50.2
Other non-cash items, net	42.9	14.6
Increase (decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	6.9	16.2
Accounts payable and accrued liabilities	35.2	43.4
Income taxes payable	91.2	15.3
Other liabilities	(27.5)	(21.6)

Net cash provided by operating activities	1,253.9	1,103.5
CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(82.8)	(80.9)
Capitalization of purchased and developed software	(17.0)	(27.7)
Purchases of property and equipment	(53.9)	(83.5)
Acquisition of businesses, net of cash acquired	(42.8)	—
Increase in receivable for securities sold	(298.1)	—
Notes receivable issued to agents	(1.0)	(6.1)
Repayments of notes receivable issued to agents	41.9	32.0
Purchase of equity method investments	—	(35.8)

Net cash used in investing activities	(453.7)	(202.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments)/proceeds from commercial paper borrowings	(255.3)	13.6
Proceeds from issuance of borrowings	500.0	—
Principal payments on borrowings	(500.0)	—
Repayments of borrowings under credit facilities	—	(3.0)
Proceeds from exercise of options	300.5	216.1
Dividends	(28.4)	(30.0)
Common stock repurchased	(1,314.5)	(726.8)

Net cash used in financing activities	(1,297.7)	(530.1)

Net change in cash and cash equivalents	(497.5)	371.4
Cash and cash equivalents at beginning of year	1,793.1	1,421.7

Cash and cash equivalents at end of year	$1,295.6	$1,793.1

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2008	2007	Change		2008	2007	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$868.1	$879.4	(1)%		$3,532.9	$3,286.6	7%
Foreign exchange revenue	214.5	215.1	0%		893.1	769.3	16%
Other revenues	11.7	9.7	21%		45.6	37.2	23%

Total Consumer-to-Consumer:	1,094.3	1,104.2	(1)%		4,471.6	4,093.1	9%
Consumer-to-Business:
Transaction fees	162.0	169.9	(5)%		668.1	665.5	0%
Other revenues	12.2	13.4	(9)%		51.7	54.4	(5)%

Total Consumer-to-Business:	174.2	183.3	(5)%		719.8	719.9	0%
Total Other Revenue:	23.1	21.6	7%		90.6	87.2	4%

Total consolidated revenues	$1,291.6	$1,309.1	(1)%		$5,282.0	$4,900.2	8%

Operating income:
Consumer-to-Consumer	$315.9	$303.5	4%		$1,222.7	$1,078.3	13%
Consumer-to-Business	46.9	55.7	(16)%		199.4	223.7	(11)%
Other	4.1	5.4	(24)%		15.8	20.0	(21)%

Total segment operating income	$366.9	$364.6	1%		$1,437.9	$1,322.0	9%
Restructuring and related expenses	(32.6)	—	(a	)	(82.9)	—	(a	)

Total consolidated operating income	$334.3	$364.6	(8)%		$1,355.0	$1,322.0	2%

Operating income margin:
Consumer-to-Consumer	28.9%	27.5%	140	bp	27.3%	26.3%	100	bp
Consumer-to-Business	26.9%	30.4%	-350	bp	27.7%	31.1%	-340	bp
Other	17.7%	25.0%	-730	bp	17.4%	22.9%	-550	bp
Total consolidated operating income margin	25.9%	27.9%	-200	bp	25.7%	27.0%	-130	bp
Depreciation and Amortization:
Consumer-to-Consumer	$29.6	$25.6	16%		$111.0	$98.5	13%
Consumer-to-Business	5.1	5.1	0%		21.1	21.8	(3)%
Other	0.5	1.0	(50)%		4.0	3.6	11%

Total segment depreciation and amortization	$35.2	$31.7	11%		$136.1	$123.9	10%
Restructuring and related expenses	1.9	—	(a	)	7.9	—	(a	)

Total consolidated depreciation and amortization	$37.1	$31.7	17%		$144.0	$123.9	16%

(a)	Calculation not meaningful

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Transactions
Consumer-to-Consumer	49.1	45.1	9%	188.1	167.7	12%
Consumer-to-Business	103.8	103.4	0%	412.1	404.5	2%
Revenue
Consumer-to-Consumer	$1,094.3	$1,104.2	(1)%	$4,471.6	$4,093.1	9%
Consumer-to-Business	$174.2	$183.3	(5)%	$719.8	$719.9	0%

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
Consumer-to-Consumer Transaction Growth (a)
EMEASA	16%	23%
Americas	0%	2%
APAC	30%	27%
Consumer-to-Consumer	9%	12%
Consumer-to-Consumer Revenue Growth (a)
EMEASA	1%	16%
Americas	(5)%	(1)%
APAC	7%	22%
Consumer-to-Consumer	(1)%	9%

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
Consumer-to-Consumer Transaction Growth/(Decline)
International (b)	12%	17%
Domestic (c)	(4)%	(3)%
Mexico (d)	(3)%	(1)%
Consumer-to-Consumer	9%	12%
Consumer-to-Consumer Revenue Growth/(Decline)
International (b)	1%	13%
Domestic (c)	(5)%	(6)%
Mexico (d)	(10)%	(2)%
Consumer-to-Consumer	(1)%	9%

(a)	In determining the revenue and transaction growth rates under this regional view, the geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(b)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (c) and (d) below.

(c)	Represents all transactions between and within the United States and Canada.

(d)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

Western Union’s management has presented: (1) Net income growth, earnings per share, earnings per share growth, operating income growth and operating income margin, excluding 2008 restructuring and related expenses and the 2007 accelerated non-cash SFAS No. 123R stock-based compensation vesting charge, which resulted from the acquisition of First Data Corporation (“First Data”) by an affiliate of Kohlberg, Kravis, Roberts & Co. (“KKR”) in the third quarter 2007; (2) Consolidated and consumer-to-consumer segment revenue growth, excluding the impact of translating euro denominated revenues into United States dollars; (3)

Consolidated revenue growth, excluding the impact of translating foreign currency denominated revenues into United States dollars; (4) Operating income margin by region within the consumer-to-consumer segment, excluding the 2007 accelerated non-cash SFAS No. 123R stock-based compensation vesting charge; (5) Operating income margin by segment and operating income growth or decline by segment, excluding the 2007 stock-based compensation vesting charge; (6) 2008 and 2007 full year effective tax rate, excluding the impact of 2008 restructuring and related expenses and the 2007 accelerated non-cash SFAS No. 123R stock-based compensation vesting charge; (7) 2009 Revenue growth rate guidance, excluding the impact of translating foreign currency denominated revenue into United States dollars; and (8) 2009 EPS guidance, excluding the impact of translating foreign currency denominated amounts into United States dollars. Western Union’s management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income as reported (GAAP)	$239.6	$243.3	$919.0	$857.3
Adjustment:
Restructuring and related expenses, net of income tax benefit of $11.3 million and $31.3 million for the three months and year ended, respectively (a)	21.3	—	51.6	—
Accelerated non-cash stock compensation vesting charge, net of income tax benefit of $7.1 million (b)	—	—	—	15.2

Net income adjusted	$260.9	$243.3	$970.6	$872.5

Earnings per share (“EPS”):
As reported (GAAP)	$0.34	$0.32	$1.24	$1.11
Restructuring and related expenses (a)	0.03	—	0.07	—
Accelerated non-cash stock compensation vesting charge (b)	—	—	—	0.02

Adjusted	$0.37	$0.32	$1.31	$1.13

(Decline) growth:
Net income, as reported (GAAP)	(2)%		7%
Net income, adjusted	7%		11%
EPS, as reported (GAAP)	6%		12%
EPS, adjusted	16%		16%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$1,291.6	$1,309.1	$5,282.0	$4,900.2

Operating income, as reported (GAAP)	$334.3	$364.6	$1,355.0	$1,322.0
Adjustments:
Restructuring and related expenses (a)	32.6	—	82.9	—
Accelerated non-cash stock compensation vesting charge (b)	—	—	—	22.3

Operating income adjusted	$366.9	$364.6	$1,437.9	$1,344.3

Operating income (decline)/growth, as reported (GAAP)	(8)%		2%
Operating income growth, adjusted	1%		7%
Operating income margin, as reported (GAAP)	25.9%	27.9%	25.7%	27.0%
Operating income margin, adjusted	28.4%	27.9%	27.2%	27.4%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended December 31		Year ended December 31
	Consolidated	Consumer- to-consumer segment	Consolidated	Consumer- to-consumer segment
2008 Revenues, as reported (GAAP)	$1,291.6	$1,094.3	$5,282.0	$4,471.6
Adjustments:
Reversal of revenue impact from translation of euro denominated revenues into United States dollars (c)	12.8	12.8	(82.5)	(82.5)

2008 Revenues, adjusted	$1,304.4	$1,107.1	$5,199.5	$4,389.1

2007 Revenues, as reported (GAAP)	1,309.1	1,104.2	4,900.2	4,093.1
Revenue (decline)/growth, as reported (GAAP)	(1)%	(1)%	8%	9%
Revenue growth, adjusted	0%	0%	6%	7%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Operating income by segment Year ended December 31, 2008
	C2C	C2B
Operating income as reported (GAAP)	$1,222.7	$199.4

	Operating income by segment Year ended December 31, 2007
	C2C	C2B
Revenue as reported (GAAP)	$4,093.1	$719.9

Operating income as reported (GAAP)	$1,078.3	$223.7
Adjustment:
Accelerated non-cash stock compensation vesting charge (b)	18.9	3.0

Operating income adjusted	$1,097.2	$226.7

Operating income margin, year ended December 31, 2007:
As reported (GAAP)	26.3%	31.1%
Adjusted	26.8%	31.5%
Operating income growth/(decline):
As reported (GAAP)	13%	(11)%
Adjusted	11%	(12)%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended December 31,	Year Ended December 31,
2008 Revenues, as reported (GAAP)	$1,291.6	$5,282.0
Adjustments:
Reversal of revenue impact from translation of foreign currency denominated revenues into United States dollars (d)	40.8	(96.3)

2008 Revenues, adjusted	$1,332.4	$5,185.7

2007 Revenues, as reported (GAAP)	$1,309.1	$4,900.2
Revenue (decline) growth, as reported (GAAP)	(1)%	8%
Revenue growth, adjusted	2%	6%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Operating income margin by region Year ended December 31, 2007
	Europe, Middle East, Africa, South Asia	Americas	Asia Pacific
Operating income margin, as reported (GAAP)	26%	28%	20%
Adjustment:
Accelerated non-cash stock compensation vesting charge (b)	1%	0%	1%

Operating income margin, adjusted	27%	28%	21%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007
Income before income taxes, as reported (GAAP)	$305.2	$1,238.7	$1,222.4
Adjustments:
Restructuring and related expenses (a)	32.6	82.9	—
Accelerated non-cash stock compensation vesting charge (b)	—	—	22.3

Income before income taxes, adjusted	$337.8	$1,321.6	$1,244.7

Provision for income taxes, as reported (GAAP)	$65.6	$319.7	$365.1
Adjustments:
Tax benefit on restructuring and related expenses (a)	11.3	31.3	—
Tax benefit on accelerated non-cash stock compensation vesting charge (b)	—	—	7.1

Provision for income taxes, adjusted	$76.9	$351.0	$372.2

Effective tax rate (GAAP Basis)	21.5%	25.8%	29.9%
Effective tax rate, adjusted	22.8%	26.6%	29.9%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

2009 Revenue Outlook
	Range
Revenue Declines GAAP basis	(5)%	(8)%
Adjustments:
Reversal of estimated impact of translation of foreign currency denominated revenues into United States dollars (e)	3%	3%

Adjusted Estimated Revenue Declines	(2)%	(5)%

2009 EPS Outlook
	Range
EPS Guidance GAAP basis (includes $0.02 dilution for agent acquisition)	$1.18	$1.28
Adjustments:
Reversal of estimated impact from translation of foreign currency denominated amounts into United States dollars (e)	(0.02)	(0.02)

Adjusted EPS Guidance (includes $0.02 dilution for agent acquisition)	$1.16	$1.26

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

(a)	Restructuring and related expenses relate to severance, outplacement and other employee related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing Company facilities and third party providers, including hiring, training, relocation, travel, and professional fees. Also, included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and acceleration of depreciation and amortization. The restructuring and related expenses are included in cost of services and selling, general and administrative expense lines of the consolidated statements of income, and are not allocated to the segments.

(b)	In the third quarter of 2007, the Company recognized a non-cash accounting for stock-based compensation charge in accordance with SFAS No. 123R resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of KKR acquired First Data, Western Union’s former parent company, on September 24, 2007. The stock compensation expense was charged to each of the regions.

(c)	Represents the increase or decrease to revenue from the fluctuation in the exchange rate between the euro and the United States dollar. Euro results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate.

(d)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated revenues and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate.

(e)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company also excludes the estimated impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges.